As filed with the Securities and Exchange Commission on December 11, 2006

                                                         Registration 333-138097
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    Form S-1
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)


         Delaware                        3674                    84-1057605
     (State or other              (Primary Standard           (I.R.S. Employer
jurisdiction of incorporation  Industrial Classification     Identification No.)
     or organization)                Code Number)

                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)

                                   ----------

                                Harold Blomquist
                      Chief Executive Officer and President
                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                            Hendrik F. Jordaan, Esq.
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                                  -------------

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        ---------------------------------


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



           PROSPECTUS (SUBJECT TO COMPLETION) DATED DECEMBER 11, 2006

                                1,851,155 Shares



                               SIMTEK CORPORATION

                                  Common stock

     This prospectus is being used to register 1,851,155 shares of Simtek Corporation's common stock being offered by the selling security holders, which include certain of our current officers and directors. Of the shares offered by this prospectus 1,153,171 shares are currently issued and outstanding and 697,984 shares are issuable upon exercise of outstanding stock purchase warrants with exercise prices ranging from $3.30 to $7.50 per share.

     The selling security holders may from time to time offer and sell the shares offered under this prospectus in a number of different ways and at varying prices. We provide more information about how the selling security holders may sell the shares in the section entitled "Plan of Distribution" beginning on page 18. The selling security holders will receive all of the proceeds from the sale of the shares. The selling security holders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares, although we will receive the exercise price payable to us upon the exercise of the stock purchase warrants.

     Our common stock is traded on the OTC Bulletin Board under the symbol "SMTE." On December 7, 2006, the closing sale price of our common stock was $4.85 per share.

     See "Risk Factors" beginning on page 4 to read about factors you should consider before buying our stock.

     Neither the Securities and Exchange Commission nor state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 11, 2006.

                              --------------------

                                TABLE OF CONTENTS

Summary........................................................................3

Risk Factors...................................................................4

Special Note Regarding Forward-Looking Statements.............................10

Use of Proceeds...............................................................10

Selling Security Holders......................................................11

Description of Securities.....................................................16

Plan of Distribution..........................................................18

Legal Matters.................................................................19

Experts.......................................................................19

Available Information.........................................................20

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. PLEASE CAREFULLY READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

Our Company

     We develop, market and subcontract the production of nonvolatile semiconductor memories. Nonvolatility prevents loss of programs and data when electrical power is removed from the semiconductor. Our memory products feature fast data access and programming speeds. Our products are targeted for use in commercial or military electronic equipment markets. These markets are industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons.

     Our principal executive office is located at 4250 Buckingham Dr. #100; Colorado Springs, Colorado 80907. Our telephone number is 719-531-9444.

Reincorporation and Reverse Stock Split

     Effective on October 5, 2006, we completed a one-for-ten reverse stock split of all of our issued and outstanding common stock as part of our reincorporation into a Delaware corporation. Except as specifically indicated, all of the share numbers and per share prices in this prospectus reflect the reverse stock split.

     In addition, incident to the reverse stock split and also effective on October 5, 2006, the registrant completed a reincorporation from Colorado to Delaware by converting Simtek Corporation, a Colorado corporation ("Simtek-Colorado"), into Simtek Corporation, a Delaware corporation ("Simtek-Delaware" or "Simtek"). Upon the reincorporation, each ten shares of common stock of Simtek-Colorado issued and outstanding were automatically converted into one share of common stock of Simtek-Delaware (thus accomplishing the reverse split). As a result of the reincorporation, Simtek-Colorado and any of its previously issued and outstanding shares of common stock ceased to exist. Simtek-Delaware is the same entity as Simtek-Colorado: it has continued with all of the assets, properties and liabilities of Simtek-Colorado. The reincorporation did not result in any change in headquarters, business, jobs, management, location of any of Simtek's offices or facilities.

The Offering

     This offering relates to a total of 1,851,155 shares of our common stock that may be resold by the selling security holders. Of the shares offered by this prospectus 1,153,171 shares are currently issued and outstanding and 697,984 shares are issuable upon exercise of outstanding stock purchase warrants with exercise prices ranging from $3.30 to $7.50 per share. The shares offered include 103,356 shares held by (or issuable to) various of our officers and 58,230 shares held by (or issuable to) affiliates of one of our directors. See "Selling Security Holders."

         We will receive no proceeds from this offering.

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE BEFORE BUYING OUR SHARES. THE SEMICONDUCTOR INDUSTRY IS CHANGING RAPIDLY. THEREFORE, THE FORWARD-LOOKING STATEMENTS AND STATEMENTS OF EXPECTATIONS, PLANS AND INTENT IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE ARE SUBJECT TO A GREATER DEGREE OF RISK THAN SIMILAR STATEMENTS REGARDING SOME OTHER INDUSTRIES.

OUR LIMITED OPERATING CAPITAL AND OUR ABILITY TO RAISE ADDITIONAL MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS AS WELL AS SUPPORT FUTURE REVENUE GROWTH

     To date, we have required significant capital for product development, subcontracted production and marketing. We have funded these from the sale of products, the sale of product and technology licenses and from royalties as well as from the sale of our convertible debt and equity securities.

     In recent months, we have experienced significant revenue growth. In order to support that growth, we must order more silicon wafers than we have historically. The cash required for inventory purchases, including silicon wafers, has been greater than the cash generated from sales. Therefore, our cash requirements have been difficult to maintain. We may need more capital in the future to develop new products and support higher revenue. We cannot guarantee that we will be able to raise more capital on reasonable terms, if at all. If we cannot, then we may not be able to purchase adequate amounts of inventory to support revenue growth or to develop and market new products, causing our financial position and stock price to deteriorate.

WE HAVE A HISTORY OF OPERATING LOSSES

     We began business in 1987. Through June 30, 2006, we had accumulated losses of approximately $48.5 million. Since July 1, 2000 and through June 30, 2006, we realized net losses primarily as a result of accounting charges, from the purchase of incomplete research and development in September 2000, decreased revenue, decreased gross margins, increased competitive pressures and increased research and development costs related to new product development. We may continue to experience net operating losses in the future. Continuing net operating losses could increase our need for additional capital in the future, and hurt our stock price.

WE MIGHT NOT BE ABLE TO RE-GAIN COMPLIANCE WITH CERTAIN COVENANTS SET FORTH IN OUR LOAN AGREEMENT WITH THE RENN CAPITAL GROUP; IF WE ARE UNABLE TO DO SO, THE RENN CAPITAL GROUP COULD ACCELERATE THE $3 MILLION LOAN AND FORECLOSE ON THE COLLATERAL THAT WE GRANTED TO IT

     Our loan agreement with Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and US Special Opportunities Trust PLC, or the RENN Capital Group, formerly Renaissance Capital Group, Inc., contains various financial covenants. As of June 30, 2006, we were not in compliance with two of the covenants set forth in the loan agreement, which covenants relate to the interest coverage ratio and debt to equity ratio. On August 10, 2006, we received a waiver for the two covenants through July 1, 2007. However, significant variances in future actual operations from our current estimates could result in the reclassification of this note to a current liability. If the note becomes due and we cannot pay it, RENN Capital Group may foreclose on the assets that we pledged as security for the note. This would significantly harm our business.

IF WE CANNOT RECEIVE SILICON WAFERS WE REQUIRE TO MANUFACTURE OUR PRODUCTS FROM OUR SILICON WAFER MANUFACTURERS AT THE VOLUMES OR THE PRICES WE REQUIRE, OUR REVENUES, EARNINGS AND STOCK PRICE COULD SUFFER

     We currently purchase the silicon wafers we require to build our non-volatile memory products from three vendors, Chartered Semiconductor Manufacturing Plc. of Singapore, DongbuAnam Semiconductors in Korea and ZFoundry in Germany. Due to the volatility of the semiconductor market, we have limited control over the pricing and availability of the wafers we require in order to build our products. The risk of not receiving the products and pricing we need to achieve our revenue objectives has escalated. If we are unable to obtain the products and pricing we need from these vendors, our business could suffer.

THE UNCERTAINTY INVOLVED IN MANUFACTURING SEMICONDUCTORS MAY INCREASE THE COSTS AND DECREASE THE PRODUCTION OF OUR PRODUCTS

     In order for us to be profitable, we must drive our manufacturing costs down and secure the production of sufficient product. Semiconductor manufacturing depends on many factors that are complex and beyond our control and often beyond the control of our subcontractors. These factors include contaminants in the manufacturing environment, impurities in the raw materials used and equipment malfunctions. Under our arrangements with our subcontractors, our subcontractors pass on to us substantially all of their costs that are unique to the manufacture of our products. Accordingly, these factors could increase the cost of manufacturing our products and decrease our profits. These factors could also reduce the number of semiconductor memories that our subcontractors are able to make in a production run. If our subcontractors produce fewer of our products, our revenues may decline.

DELAYS IN MANUFACTURING MAY NEGATIVELY IMPACT OUR REVENUE AND NET INCOME

     It takes approximately four months for our subcontractors to manufacture our semiconductor products. Any delays in receiving silicon wafers or completed products from our subcontractors will delay our ability to deliver our products to customers. This would delay sales revenue and could cause our customers to cancel existing orders or not place future orders. These delays could occur at any time and would adversely affect our net income.

WE DEPEND ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS TO SELL OUR PRODUCTS AND THE TERMINATION OF ANY OF THESE RELATIONSHIPS MAY HARM OUR REVENUE

     We use independent sales representatives and distributors to sell the majority of our products. The agreements with these sales representatives and distributors can be terminated without cause by either party with 30 to 90 days written notice. If one or more of our sales representatives or distributors terminates our relationship, we may not be able to find replacement sales representatives and distributors on acceptable terms or at all. This could affect our profitability. In addition, during 2005, 2004 and 2003 approximately 51%, 50% and 42% of our product sales, respectively, were to four distributors. We cannot be certain that we will be able to maintain our relationship with these distributors.

DELAYS IN OR FAILURE OF PRODUCT QUALIFICATION MAY HARM OUR BUSINESS

     Prior to selling a product, we must establish that it meets expected performance and reliability standards. As part of this testing process, known as product qualification, we subject representative samples of products to a variety of tests to ensure that performance in accordance with commercial, industrial and military specifications, as applicable. If we are unable to successfully accomplish product qualification for our future products, we will be unable to sell these future products. Even with successful initial product qualifications, we cannot be assured that we will be able to maintain product qualification or achieve sufficient sales to meet our operating requirements.

OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS

     The semiconductor industry is characterized by rapid changes in technology and product obsolescence. Our success in the semiconductor industry depends in part upon our ability to expand our existing product families and to develop and market new products. The technology we currently use may be made obsolete by other competing or newly developed memory or other technologies. The development of new semiconductor designs and technologies typically requires substantial costs for research and development. Even if we are able to develop new products, the success of each new product depends on several factors including whether we selected the proper product and our ability to introduce it at the right time, whether the product is able to achieve acceptable production yields and whether the market accepts the new product. We cannot guarantee that we will be successful in developing new products or whether any products that we do develop will satisfy the above factors. In September 2003, we began shipping samples of our 1 megabit family of nonvolatile semiconductor memory products. While we achieved production qualification on the main product in September 2005 and the remaining products in July 2006, we cannot assure you that we will not discover technical problems or manufacturing concerns with these new products, that demand will continue to develop for these new products or that we will be able to continue to sell them at a profit.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY PREVENT US FROM MAINTAINING A CONSISTENT REVENUE STREAM AND MAY HARM OUR STOCK PRICE

     The semiconductor industry has historically experienced significant peaks and valleys in sales volumes resulting in large variations of revenues and resulting profits or losses. We do not have direct influence on the nature of the broad semiconductor market. Variations in the revenues and profits within the semiconductor industry may cause us to incur significant losses in the future. If the stock prices of many semiconductor companies decrease, our stock price may also suffer.

IF WE FAIL TO COMPLETE OUR AGREEMENT OR IF WE FAIL TO SUCCESSFULLY IMPLEMENT PRODUCTS WITH CYPRESS SEMICONDUCTOR, OUR LIQUIDITY AND REVENUES MAY SUFFER

     On May 5, 2005, we closed a production and development agreement with Cypress Semiconductor Corporation to jointly develop an "S8" 0.13-micron silicon-oxide-nitride-oxide-silicon (SONOS) nonvolatile memory production process. The production and development agreement also calls for Cypress to produce one or more Simtek products, as designated by Simtek, using the S8 process. We cannot assure you that we will be able to successfully develop and bring to qualified volume production products based on the S8 process or that Cypress will be able to develop embedded products contemplated to be developed using Simtek's intellectual property. If the development of the S8 process is delayed or fails, or if Cypress is unable to meet our production requirements, we might not be able to meet potential future orders planned to be received from our customers. This could significantly harm our revenue and future growth potential. We also entered into an escrow agreement pursuant to which we deposited $3 million into an escrow account in order to support and make certain payments for the S8 process and product developments. If we fail to complete the development and production agreement, we might forfeit our rights to the escrow amount. This could harm our liquidity position.

OUR AGREEMENT WITH CYPRESS SEMICONDUCTOR CORPORATION MAY CONSUME OUR LIMITED RESOURCES OF ENGINEERS AND CONSUME A SIGNIFICANT AMOUNT OF OUR WORKING CAPITAL PREVENTING US FROM COMPLETING OTHER TASKS

     Our production and development agreement with Cypress may consume a considerable amount of our engineering resources, which may limit the resources available to maintain or improve our production yields on our existing products and develop other new and derivative products. In addition to these indirect expenses related to our engineering resources, our obligations under the production and development agreement will consume a significant amount of our working capital until December 31, 2006. This may harm our business and stock price.

CERTAIN OF OUR REGISTRATION RIGHTS AGREEMENTS PROVIDE FOR PENALTIES IF WE FAIL TO FOLLOW CERTAIN PROCEDURES OR MAINTAIN AN EFFECTIVE REGISTRATION RELATED TO THE SHARES PURCHASED BY SUCH INVESTORS

     The Registration Rights Agreement entered into as part of the December 30, 2005 Securities Purchase Agreement amounting to $11,000,000 contained a cash penalty provision if certain procedures are not followed or an effective Registration Statement is not maintained for the shares purchased by investors in such transaction. The cash penalties are 2% of the proceeds for each month that a breach occurs. We cannot assure you that we will be able to follow the required procedures or obtain or maintain such effective Registration Statement.

     The Registration Rights Agreement entered into as part of the September 21, 2006 Securities Purchase Agreement amounting to $4,555,000 contained a provision whereby the investors therein would receive certain amounts of penalty shares if certain procedures are not followed or an effective Registration Statement is not maintained for the shares purchased by the investors. The penalties are 2% of the shares purchased for each month that a breach occurs. We cannot assure you that we will be able to follow the required procedures or obtain or maintain such effective Registration Statement.

THE INTENSE COMPETITION IN THE SEMICONDUCTOR INDUSTRY MAY CAUSE US TO LOSE SALES REVENUE TO OTHER SUPPLIERS

     There is intense competition in the semiconductor industry. We experience competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than we have. Our competitors include major corporations with worldwide silicon wafer fabrication facilities and circuit production facilities and diverse, established product lines. We also compete with companies, such as Ramtron International Corporation, attempting to obtain a share of the market for our product families. If any of our new products achieve market acceptance, other companies may sell competitive products at prices below ours. This would have an adverse effect on our operating results.

THE LOSS OF KEY EMPLOYEES COULD MATERIALLY AFFECT OUR FINANCIAL RESULTS

     Our success depends in large part on our ability to attract and retain qualified technical and management personnel. There are limited personnel trained in the semiconductor industry resulting in intense competition for these personnel. If we lose any of our key personnel, this could have a material adverse affect on our ability to conduct our business and on our financial results.

OUR PATENTS MAY NOT PROVIDE US EFFECTIVE INTELLECTUAL PROPERTY PROTECTION; THIS COULD HARM OUR BUSINESS

     We have been issued 17 U.S. patents (and assigned one other U.S. patent and three German patents) relating to specific aspects of our current products. We have also applied outside the United States for patents on our technology. We are not sure that any of the patents for which we have applied will be issued or, even if they are issued, will provide us with meaningful protection from competition. We may also not have the money required to maintain or enforce our patent rights. Notwithstanding our patents, other companies may obtain patents similar or relating to our patents.

     We seek to protect a significant portion of our intellectual property as trade secrets, rather than patents. Unlike patents, trade secrets must remain confidential in order to retain protection as proprietary intellectual property. We cannot assure you that our trade secrets will remain confidential. If we lose trade secret protection, our business could suffer.

IF OUR PRODUCTS AND TECHNOLOGY INFRINGE ON THIRD PARTY PATENTS, OUR PRODUCT SALES OR GROSS MARGINS MAY SUFFER

     We have not determined whether our products are free from infringement of others' patents. If patent infringement claims are asserted against us and are upheld, we will try to modify our products so that they are non-infringing. If we are unable to do so, we will have to obtain a license to sell those products or stop selling the products for which the claims are asserted. We may not be able to obtain the required licenses. Any successful infringement claim against us, our failure to obtain any required license or requirement for us to stop selling any of our products, may force us to discontinue production and shipment of these products. This may result in reduced product sales and harm our revenues.

     In 1998, we received notice of a claim for an unspecified amount from a foundation that owns approximately 180 patents and 70 pending applications. The foundation claimed that some of the machines and processes used in the building of our semiconductor devices infringe on the foundation's patents. In April 1999, we reached an agreement with the foundation for us to purchase a nonexclusive license of the foundation's patents, based on our product offerings and sales forecast at that time. If our products or actual sales revenue vary significantly from the time of the agreement, we may be subject to additional payments.

     In late 2002, we received notice of possible patent infringement from a corporation that has acquired a portfolio of patents. We have reviewed the claim and believe there are no potential infringements. We have received no further notification from this corporation. While there can be no assurances, if there are any infringements, we believe we will be able to enter into a licensing agreement with such company without any material impact on us.

Foreign currency exchange rate fluctuations may increase our costs, lower our revenues and cause loss of customers to our competitors

     We purchase materials, including silicon wafers, from outside the United States. Sales to customers located outside of the United States for the years ended December 31, 2005, 2004 and 2003 were 74%, 71% and 63%, respectively. We operate using United States dollars as the functional currency. Changes in foreign currency exchange rates can reduce our revenues and increase our costs. For example, our subcontractors may increase the prices they charge us, on a per purchase order basis, for silicon wafers if the United States dollar weakens. Any large exchange rate fluctuation could affect our ability to compete with manufacturers who operate using foreign currencies. We do not try to reduce our exposure to these exchange rate risks by using hedging transactions. Although we have not had any material losses due to exchange rate fluctuations over the last three years, we cannot assure you that we will not incur significant losses in the future.

BECAUSE OUR COMMON STOCK IS LISTED ONLY ON THE OTC ELECTRONIC BULLETIN BOARD, IT WILL BE MORE DIFFICULT TO SELL OUR COMMON STOCK

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SMTE." Our common stock was listed on the Nasdaq Small-Cap Market until July 18, 1995, but, because we no longer met Nasdaq's listing requirements, our common stock transferred to the OTC Electronic Bulletin Board as mandated by Nasdaq rules. We may not be able to meet the requirements for relisting our common stock on Nasdaq or listing on any other exchange in the near future or in the longer term.

     Securities that are not listed on the Nasdaq Capital Market or other exchange are subject to a Securities and Exchange Commission rule that imposes special requirements on broker-dealers who sell those securities to persons other than their established customers and accredited investors. The broker-dealer must determine that the security is suitable for the purchaser and must obtain the purchaser's written consent prior to the sale. These requirements may make it more difficult for our security holders to sell their securities and may affect our ability to raise more capital. It may also make it harder for you to sell our stock than the stock of some other companies.

IF WE ISSUE SECURITIES AT LOW PRICES IN THE FUTURE, SOME OF OUR SECURITY HOLDERS MAY BE ENTITLED TO ACQUIRE MORE OF OUR SECURITIES, WHICH MAY DILUTE AND HARM THE HOLDERS OF OUR COMMON STOCK

     We may be obligated under agreements with certain of our security holders to issue to them additional securities in exchange for little or no consideration if we sell our securities in the future at or below certain prices. The issuance of such securities could dilute and harm the holders of our common stock.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, YOUR INVESTMENT RETURN MAY BE LIMITED

     We have never paid cash dividends on our common stock. We do not expect to pay dividends in the foreseeable future. We intend to use any earnings to finance growth. You should not expect to receive dividends on your shares of common stock.

IF OUR BOARD OF DIRECTORS AUTHORIZES THE ISSUANCE OF PREFERRED STOCK, HOLDERS OF OUR COMMON STOCK COULD BE DILUTED AND HARMED

     Our board of directors has the authority to issue up to 200,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the shareholders. The issuance of preferred stock by our board of directors could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. Given our present capital requirements, it is possible that we may need to raise capital through the sale of preferred stock in the future.

Our certificate of incorporation and Delaware law may operate as anti-takeover protections and thus may discourage takeover attempts and/or depress the market price of our common stock

     We have opted to be governed, in our Delaware certificate of incorporation, by Section 203 of the Delaware General Corporation Law, which provides for a three-year moratorium on certain business combination transactions with "interested stockholders" (generally, persons who beneficially own 15% or more of the corporation's outstanding voting stock). Although we believe that Section 203 will encourage any potential acquirer to negotiate with our board of directors, Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all stockholders would not be treated equally. In addition, Section 203 gives the board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for our common stock over the then-current market price. Section 203 would also discourage certain potential acquirers who are unwilling to comply with its provisions.

     Because a proposed amendment to our certificate of incorporation may not be submitted to a vote of shareholders without the approval of the board of directors, amending or removing any provisions in our certificate of incorporation that have anti-takeover effects requires the consent of the board of directors, which in turn may have anti-takeover effects.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE WOULD DECLINE.

     Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent auditors. This requirement may apply to our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent auditors is new and we may encounter problems or delays in completing the implementation of any requested improvements or remediation and receiving an attestation of our assessment by our independent auditors. We can provide no assurance as to our, or our independent auditors', conclusions at December 31, 2007, with respect to the effectiveness of our internal control over financial reporting. The above factors creates a risk that we, or our independent auditors, will not be able to conclude at December 31, 2007 that our internal controls over financial reporting are effective as required by the Sarbanes-Oxley Act. If we cannot assess our internal control over financial reporting as effective, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, investors could lose confidence in our reported financial information and the trading price of our stock could drop.

THE REVERSE SPLIT MAY NOT RESULT IN AN INCREASE IN THE STOCK PRICE AND MAY NOT LEAD TO ANY OF THE BENEFITS (INCLUDING QUALIFICATION FOR LISTING ON AMEX OR THE NASDAQ CAPITAL MARKET) THAT WE INTENDED IN DECIDING TO EFFECT SUCH REVERSE SPLIT

     There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) will not drop back below the total market capitalization before the reverse split, that the per share market price of our common stock will not drop back below the per share market price before the reverse split or that the per share market price of our common stock will increase to (or once increased to, remain at) a price that is inversely proportionate to the one-for-ten reduction in the number of shares of common stock outstanding before the reverse split.

     The per share market price of our common stock may not be high enough to attract institutional investors or investment funds or to satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve. In addition, the per share market price of our common stock may not be high enough to allow us to comply with the initial listing requirements of the NASDAQ Capital Market or the American Stock Exchange. Even if the per share market price of our common stock is sufficiently high for purposes of the initial listing requirements, we cannot guarantee you that we will be able to satisfy the other requirements for listing on the NASDAQ Capital Market or the American Stock Exchange, which requirements include, among other things, a minimum number of shares that must be in the public float and a minimum number of round lot holders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.



                                 USE OF PROCEEDS

     This prospectus covers 1,851,155 shares. All of these shares are being offered by the selling security holders, which include some of our officers and affiliates of one of our directors. We will not receive any proceeds from the sale of the shares.

                            SELLING SECURITY HOLDERS

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a security if that person has or shares voting power or investment power with respect to that security, or has the right to acquire beneficial ownership of that security within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. Percentage of beneficial ownership of common stock prior to and after the offering is based on 16,147,746 shares of common stock outstanding as of December 5, 2006. Securities that are exercisable or convertible into shares of our common stock within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

     The following table sets forth information about the selling security holders who are selling shares of our common stock pursuant to this prospectus. Information about the natural persons who beneficially own our securities held by the entities listed in the table below has been provided to us by these entities.

                                                           Number of
                                                            Shares                      Number of     Percentage
                                                         Beneficially    Number of       Shares        of Class
                                                         Owned Before      Shares     Following the  Following the
Name and Address of Selling Security Holders               Offering       Offered     Offering (1)   Offering (1)
--------------------------------------------               --------       -------     ------------   ------------
Cypress Semiconductor Corporation (2)                      2,679,644      500,000       2,179,644       12.35%
3901 North First Street
San Jose, CA 95134-1599

Crestview Capital Master LLC (3)                           2,677,113      247,469       2,429,644       15.05%
95 Revere Drive, Suite A
Northbrook, IL 60062

Big Bend XXVII Investments, L.P. (4)                       1,553,956      116,456       1,437,500        8.90%
3401 Armstrong Avenue
Dallas, TX 75205-4100

SF Capital Partners Ltd. (5)                               1,068,965       58,228       1,010,737        6.26%
c/o Stark Offshore Management, LLC
3600 South Lake Drive
St. Francis, WI 53235

Renaissance Capital Growth & Income Fund III, Inc. (6)     1,107,940      154,160       1,107,940        6.68%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

Renaissance US Growth Investment Trust PLC (7)             1,107,940      154,160       1,107,940        6.68%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

US Special Opportunities Trust PLC (8)                     1,007,176      153,396        853,780         5.15%
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206





                                       11


Premier RENN US Emerging Growth Fund Ltd. (9)               145,571       145,571           0              *
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

Straus Partners, LP (10)                                    148,853        58,228        90,625            *
605 Third Avenue
New York, NY 10158

Straus GEPT Partners, LP (10)                               148,853        58,228        90,625            *
605 Third Avenue
New York, NY 10158

Steven Hayes                                                 86,924 (11)   58,228        28,696            *
1 Cove View Road
Cape Elizabeth, ME 04107

Brian Alleman                                                64,303 (12)   36,393        27,910            *
12861 Serenity Park Dr.
Colorado Springs, CO 80921

The A.J. Stein Family Trust (13)                            29,115         29,115           0              *
410 Old Oak Court
Los Angeles, CA 94022

The A.J. Stein Family Partnership (14)                      29,115         29,115           0              *
410 Old Oak Court
Los Angeles, CA 94022

Brian Stein                                                 29,115         29,115           0              *
1865 Doris Drive
Menlo Park, CA 94025

RBC Dain Rauscher fbo Chris McComb IRA (15)                 25,430 (16)     8,735         16,695            *
c/o John C. McComb
3620 Compass Point
Colorado Springs, CO 80906

Toni Stein                                                  14,558         14,558           0              *
6233 E. Indian Bend Road
Paradise Valley, AZ 85253


* Less than 1%



(1) For some of the selling security holders, we have registered, under a separate registration statement, some or all of the shares included in the columns entitled, "Number of Shares Following the Offering" and "Percentage of Class Following the Offering."

(2) Cypress Semiconductor Corporation is a publicly traded company listed on the New York Stock Exchange; no one natural person owns more than 5% of Cypress' common stock.

(3) Crestview Capital Partners, LLC ("Crestview Partners") serves as the investment manager or general partner of Crestview Capital Master, LLC ("Crestview"), and as such has been granted investment discretion over investments including the common stock owned by Crestview. As a result of its role as investment manager to Crestview, Crestview Partners may be deemed to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of Common Stock held by Crestview. However, Crestview Partners does not (except indirectly as the general partner of Crestview) have the right to receive any dividends from, or the proceeds from the sale of, the Common Stock held by Crestview and disclaims any ownership associated with such rights. Currently, Stewart Flink, Robert Hoyt and Daniel Warsh, in their capacity as managers of Crestview Partners, have delegated authority regarding the portfolio management decisions of Crestview Partners with respect to the Common Stock owned by Crestview. None of such persons has any legal right to maintain such delegated authority. As a result of such delegated authority, Messrs. Flink, Hoyt and Warsh may be deemed to be the beneficial owners of Common Stock held by Crestview. However, neither of Messrs. Flink, Hoyt and Warsh has any right to receive any dividends from, or the proceeds from the sale of, the Common Stock held by Crestview and disclaim beneficial ownership of such shares of Common Stock.

(4) The limited partners of Big Bend XXVII Investments, L.P. are Mr. Morton H. Meyerson and Marti H. Meyerson EDS Trust, each of which controls 49.5% of Big Bend XXVII Investments, L.P. The general partner of Big Bend XXVII Investments, L.P. is 2M Companies, Inc., which is controlled by Mr. Morton H. Meyerson.

(5) Michael A. Roth and Brian J. Stark exercise voting and investment authority over all of the shares beneficially owned by SF Capital Partners Ltd., but disclaim beneficial ownership of such shares.

(6) Renaissance Capital Growth & Income Fund III, Inc. is the beneficial owner of the shares indicated. RENN Capital Group, Inc. is the investment adviser to Renaissance Capital Growth & Income Fund III, Inc. and has shared voting power and dispositive power over the shares. Russell Cleveland is President of RENN Capital Group, Inc.

(7) Renaissance US Growth Investment Trust PLC is the beneficial owner of the shares indicated. RENN Capital Group, Inc. is the investment adviser to Renaissance US Growth Investment Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is President of RENN Capital Group, Inc.

(8) US Special Opportunities Trust PLC is the beneficial owner of the shares indicated. RENN Capital Group, Inc. is the investment adviser to US Special Opportunities Trust PLC and has shared voting power and dispositive power over the shares. Russell Cleveland is President of RENN Capital Group, Inc.

(9) Premier RENN US Emerging Growth Fund Ltd. is the beneficial owner of the shares indicated. RENN Capital Group, Inc. is the investment adviser to Premier RENN US Emerging Growth Fund Ltd. and has shared voting power and dispositive power over the shares. Russell Cleveland is President of RENN Capital Group, Inc.

(10) The Managing Principal of each of Straus Partners, LP and Straus GEPT Partners, LP is Mickey Straus.

(11) Includes 17,696 shares issuable upon exercise of options that are presently exercisable or exercisable within the next 60 days.

(12) Includes 20,960 shares issuable upon exercise of options that are presently exercisable or exercisable within the next 60 days.

(13) The natural persons that beneficially own the securities held by The A.J. Stein Family Trust are Alfred J. Stein and Arline Stein, trustees for the trust.

(14) The natural person that beneficially owns the securities held by The A.J. Stein Family Partnership is Alfred J. Stein, trustee of the partnership.

(15) The natural person that beneficially owns the securities held by RBC Dain Rauscher fbo Chris McComb IRA is John Christopher McComb (aka Chris McComb).

(16) Includes 16,695 shares issuable upon exercise of presently exercisable options.


     On July 1, 2002, we received $3,000,000 from the RENN Capital Group in return for issuing 7.5% convertible debentures with an aggregate principal amount of $3,000,000. The convertible debentures have a maturity date of June 28, 2009 and originally had a conversion rate of $0.312 (pre-reverse split), which would have resulted in 9,615,384 (pre-reverse split) shares being issued upon conversion. In connection with the sale of $11,000,000 of our common stock on December 30, 2005, instead of lowering the conversion price of the 2002 convertible debentures, as required by the terms of the 2002 convertible debentures, from $0.312 (pre-reverse split) per share to $0.16 (pre-reverse split) per share as a result of the December 30, 2005 offering at $0.16 (pre-reverse split) per share, we agreed with the RENN Capital Group that the conversion price would only be lowered to $0.22 (pre-reverse split) per share as a result of the December 30, 2005 offering. Upon completion of the reverse split on October 5, 2006, the conversion price was increased from $0.22 to $2.20. Consequently, the number of shares issuable upon conversion of the 2002 debentures is 1,227,273 (which number takes into account the conversion into common stock, on or around July 28, 2006, of $100,000 of the principal amount by each of Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and US Special Opportunities Trust PLC). Also on December 30, 2005, we issued 937,500 shares of common stock to the RENN Capital Group in exchange for $1,500,000. On November 7, 2003, we received $1,500,000 from the RENN Capital Group in return for issuing 165,201 shares of our common stock and warrants to acquire 75,000 shares of our common stock. These warrants have 5-year terms and exercise prices of $12.50 per share for 37,500 shares and $15.00 per share for 37,500 shares. On June 28, 2005, we issued warrants (with a 5-year term) to purchase 20,000 shares of our common stock with an exercise price of $5.00 per share to the RENN Capital Group in exchange for a waiver of certain provisions relating to the 7.5% debentures. None of the shares that we are registering in this prospectus relate to these July 1, 2002, November 7, 2003, June 28, 2005 and December 30, 2005 transactions. One of our directors, Mr. Robert Pearson, holds the position of Senior Vice President of RENN Capital Group, Inc.

     On October 12, 2004, we received $2,000,000 from SF Capital Partners Ltd. in return for issuing shares of our common stock and warrants (with 5-year terms) to acquire 206,399 shares of our common stock. The warrants issued to SF Capital Partners Ltd. originally had an exercise price of $0.627 (pre-reverse split) per share. In connection with the sale of $11,000,000 of our common stock on December 30, 2005, we agreed with SF Capital Partners Ltd., among others, that in exchange for their waiver of certain participation rights held by them in connection with the December 30, 2005 offering, the exercise price of their warrants would be lowered from $0.627 (pre-reverse split) per share to $0.265 (pre-reverse split) per share. As a result of the reverse split, the exercise price of these warrants has increased from $0.265 per share to $2.65 per share. Also on December 30, 2005, we issued 625,000 shares to SF Capital Partners Ltd. in exchange for $1,000,000. As of the date of this prospectus, SF Capital Partners Ltd. owns 1,010,737 shares as a result of the October 12, 2004 and December 30, 2005 transactions, and has a warrant to purchase 206,399 shares with an exercise price of $2.65 per share as a result of the October 12, 2004 transaction. By its terms, the warrant issued to SF Capital Partners Ltd. may not be exercised if the exercise would cause SF Capital Partners Ltd. to be a 5% or more holder of all of our outstanding common stock; however, SF Capital Partners Ltd. may waive such restriction on 61 days notice to us. Given the number of shares of our common stock that SF Capital Partners Ltd. holds as of the date of this prospectus, SF Capital Partners Ltd. cannot exercise such warrant unless it waives the restriction and gives us 61 days notice of the waiver; as such, the 206,399 shares issuable under the warrant are not included in any of the columns in SF Capital Partner Ltd.'s entry in the Selling Security Holder table above. None of the shares that we are registering relate to the October 12, 2004 and December 30, 2005 transactions with SF Capital Partners Ltd.

     On May 4, 2005, we received $4,000,000 from Cypress in return for issuing 674,082 shares of our common stock and warrants to acquire 505,562 shares of our common stock. The warrants have a 10-year term and an exercise price of $7.772 per share. On March 24, 2006, we entered into a License and Development Agreement with Cypress pursuant to which, among other things, Cypress agreed to license certain intellectual property from us to develop and manufacture standard, custom and embedded nvSRAM products, we agreed with Cypress to co-develop certain nvSRAM products and Cypress agreed to pay us $4 million in pre-paid royalties paid in certain installments. Under the License and Development Agreement, we issued on March 24, 2006 a warrant (with a 10-year term) granting Cypress the right to purchase 1 million shares of our common stock. We also issued, upon payment by Cypress of an installment of pre-paid royalties on June 30, 2006. a warrant (with a 10-year term) granting Cypress the right to purchase 500,000 shares of our common stock and we agreed to issue, upon payment by Cypress of an installment of pre-paid royalties on December 31, 2006, a warrant (with a 10-year term from the date of issuance) granting Cypress the right to purchase 500,000 shares of our common stock. The exercise price for each of these warrants is $7.50 per share. Of the 1,851,155 shares that we are registering in this prospectus, 500,000 shares relate to the warrant that we issued to Cypress on June 30, 2006.

     On December 30, 2005, as part of our sale of $11,000,000 of our common stock, we issued (in addition to the shares issued to SF Capital Partners Ltd. and the RENN Capital Group on such date, as described above, and in addition to certain other investors): Crestview Capital Master LLC 2,468,750 shares in exchange for $3,950,000; Straus Partners, LP 78,125 shares for $125,000; Straus GEPT Partners, LP 78,125 shares for $125,000; and Big Bend XXVII Investments, L.P. 1,437,500 shares for $2,300,000. None of the shares issued in the December 30, 2005 transaction are being registered in this prospectus.

     On May 26, 2006, we issued to the RENN Capital Group warrants to purchase a total of 20,002 shares of Simtek common stock, which warrants were granted in exchange for the agreement by such funds to subordinate to Wells Fargo their first priority security interest in Simtek's assets in connection with the $3.6 million revolving line of credit entered into by Simtek with Wells Fargo Bank on June 2, 2006. Also on May 26, 2006, Simtek issued to the RENN Capital Group warrants to purchase a total of 5,001 shares of Simtek common stock, which warrants were granted in exchange for the agreement by such funds to waive compliance by Simtek with certain covenants of the 7.5% convertible debentures. The May 26, 2006 warrants (which have a term of five years) have an exercise price of $3.30 per share. Of the 1,851,155 shares that we are registering in this prospectus, 25,003 relate to these May 26, 2006 warrants.

     On September 21, 2006, we closed a $4,555,000 equity financing, issuing the amounts of shares of common stock and warrants to purchase shares of common stock indicated to the following investors: RENN Capital Group and Premier RENN US Emerging Growth Fund Ltd. (506,332 shares and 75,952 warrants); Crestview Capital Master LLC (215,190 shares and 32,279 warrants); Big Bend XXVII Investments, L.P. (101,266 shares and 15,190 warrants); Straus Partners, LP (50,633 shares and 7,595 warrants); Straus GEPT Partners, LP (50,633 shares and 7,595 warrants); A.J. Stein Family Trust (25,317 shares and 3,798 warrants); A.J. Stein Family Partnership (25,317 shares and 3,798 warrants); Brian Stein (25,317 shares and 3,798 warrants); Toni Stein (12,659 shares and 1,899 warrants); Steven Hayes (50,633 shares and 7,595 warrants); Brian Alleman (31,646 shares and 4,747 warrants); John C. McComb (7,595 shares and 1,140 warrants); and SF Capital Partners Ltd. (50,633 shares and 7,595 warrants). The warrants issued have a term of five years and have an exercise price of $5.40 per share. By the terms of each of these warrants, a holder may not exercise its warrant to the extent such exercise would result in such holder being a 10% or more beneficial owner of all of our outstanding common stock. Certain of the selling securityholders may be prevented from exercising all or part of the warrants held by them as a result of this restriction; nevertheless, the shares issuable under these warrants are included for all applicable selling securityholders in the Selling Security Holder table above. Of the 1,851,155 shares that we are registering in this prospectus, 1,326,152 relate to this September 21, 2006 transaction. One of our directors, Mr. Robert Pearson, holds the position of Senior Vice President of RENN Capital Group, Inc. Another of our directors, Alfred J. Stein, is a trustee of the A.J. Stein Family Trust and a partner of The A.J. Stein Family Partnership. Steven Hayes is our Vice President of Sales, Brian Alleman is our Chief Financial Officer, Secretary and Vice President and John C. McComb is our Vice President of Worldwide Operations.

                            DESCRIPTION OF SECURITIES

     Simtek is authorized to issue, pursuant to its Delaware Certificate of Incorporation, 30,000,000 shares of common stock, par value $0.0001 per share, and 200,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the material terms of our capital stock. You should refer to our Certificate of Incorporation and Bylaws and the agreements described below for more detailed information.

     Common Stock

     Each share of common stock entitles its record holder to one vote on all matters to be voted on by the stockholders of Simtek. When a quorum is present at any meeting of stockholders, a plurality of the stockholders shall decide the election of directors and a majority of the stockholders shall decide any other question, unless the question is one upon which Delaware law, the Certificate of Incorporation or the Bylaws require a different vote.

     The board of directors of Simtek consists of six directors, all of whom are elected annually at the annual meeting of stockholders, and is not classified. No provision of our Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

     Each holder of common stock of Simtek is entitled to share pro rata in any dividends paid on the common stock in funds legally available for that purpose, when, as and if declared by the board of directors of Simtek in its discretion. The shares of common stock of Simtek have no preferred dividend rights or any conversion, redemption or other rights, or any rights to payment from any sinking or similar fund. The shares of common stock also do not have any preemptive, subscription or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of Simtek on the right of holders of shares of common stock to sell or otherwise alienate their shares of stock in Simtek. There are no provisions in the Certificate of Incorporation or Bylaws of Simtek providing for any calls or assessments against holders of shares of common stock or discriminating against any existing or prospective holder of shares of common stock as a result of such security holder owning a substantial amount of securities. Upon liquidation, dissolution or winding up of Simtek, each holder of shares of common stock will be entitled to receive a pro rata share of the assets of Simtek, after payment of all Simtek's debts and liabilities and subject to any applicable liquidation or other payments owed to preferred stockholders.

     Preferred Stock

     The shares of preferred stock of Simtek are not designated by series, and there are no currently outstanding shares of preferred stock. Simtek may issue preferred stock from time to time in one or more series. The board of directors is authorized, without the approval of existing stockholders, to authorize from time to time the issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by law. The issuance of preferred stock by our board of directors could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly.

     Anti-Takeover Provisions

     Simtek, as discussed in the preceding paragraph, may issue preferred stock from time to time in one or more series, pursuant to certain authority held by the board of directors, including the authority to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of such preferred stock. The issuance of preferred stock may have the effect of making removal of management more difficult and delaying, deferring or preventing a change in control of Simtek.

     We have opted to be governed, in our Delaware certificate of incorporation, by Section 203 of the Delaware General Corporation Law, which provides for a three-year moratorium on certain business combination transactions with "interested stockholders" (generally, persons who beneficially own 15% or more of the corporation's outstanding voting stock). Although we believe that Section 203 will encourage any potential acquirer to negotiate with our board of directors, Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all stockholders would not be treated equally. In addition, Section 203 gives the board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for our common stock over the then-current market price. Section 203 would also discourage certain potential acquirers who are unwilling to comply with its provisions.

     Warrants

     697,984 of the shares of common stock offered by the selling securityholders in this prospectus are offered pursuant to warrants issued to the selling securityholders in connection with various transactions. The exercise periods and exercise prices of the warrants are discussed in the "Selling Securityholders" section above. The number of shares issuable upon exercise and the per share exercise price of certain of the warrants are subject to adjustment in the case of certain stock dividends, stock splits, combinations, capital reorganizations, reclassifications or mergers or consolidations.

                              Plan of Distribution

     Each selling security holder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

     o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker dealer as principal and resale by the broker dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     With respect to certain selling security holders, we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.



                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon by Holme Roberts & Owen LLP, Colorado Springs, Colorado.



                                     EXPERTS

     The financial statements of Simtek Corporation, included in our annual report on Form 10-K/A for the year ended December 31, 2005, have been audited by Hein & Associates LLP, Independent Registered Public Accounting Firm, as set forth in their report which is incorporated by reference in this prospectus and registration statement. Such financial statements are incorporated by reference in reliance on Hein & Associates LLP's report, given on their authority as experts in accounting and auditing.

     The audited Statements of Finished Goods Inventory as of December 30, 2005 and December 31, 2004 and the audited Statements of nvSRAM Contribution for the period from January 1, 2005 to December 30, 2005 and for the year ended December 30, 2004, each included in our Amendment to Current Report on Form 8-K (filed April 7, 2006), have been audited by MAZARS Revision & Treuhandgesellschaft mbH, Independent Registered Public Accounting Firm, as set forth in their report which is incorporated by reference in this prospectus and registration statement. Such financial statements are incorporated by reference in reliance on MAZARS Revision & Treuhandgesellschaft mbH's report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect our reports, proxy statements and other information without charge at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the reports, proxy statements and other information that we file with the Securities and Exchange Commission can be obtained from our Internet website at http://www.simtek.com.

     The Securities and Exchange Commission allows us to "incorporate by reference" certain of the information required by this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

     * Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Form 10-K/A filed on April 28, 2006 and as amended by Form 10-K/A filed on December 11, 2006.

     * Current Report on Form 8-K filed on January 3, 2006.

     * Current Report on Form 8-K filed on February 3, 2006.

     * Current Report on Form 8-K filed on March 3, 2006.

     * Current Report on Form 8-K filed on March 3, 2006.

     * Current Report on Form 8-K filed on March 13, 2006.

     * Current Report on Form 8-K filed on March 30, 2006.

     * Current Report on Form 8-K filed on April 7, 2006.

     * Current Report on Form 8-K filed on April 11, 2006.

     * Current Report on Form 8-K filed on April 12, 2006.

     * Current Report on Form 8-K filed on April 28, 2006.

     * Current Report on Form 8-K filed on May 1, 2006.

     * Quarterly Report on Form 10-Q filed on May 15, 2006, as amended by Form 10-Q/A filed on August 4, 2006 and as amended by Form 10-Q/A filed on December 11, 2006.

     * Current Report on Form 8-K filed on May 16, 2006.

     * Current Report on Form 8-K filed on May 30, 2006.

     * Schedule 14A Definitive Proxy Statement filed on June 7, 2006.

     * Current Report on Form 8-K filed on June 8, 2006.

     * Current Report on Form 8-K filed on June 30, 2006.

     * Current Report on Form 8-K filed on July 10, 2006.

     * Current Report on Form 8-K filed on July 26, 2006.

     * Current Report on Form 8-K filed on July 28, 2006.

     * Quarterly Report on Form 10-Q filed on August 11, 2006, as amended by Form 10-Q/A filed on December 11, 2006.

     * Current Report on Form 8-K filed on September 7, 2006.

     * Current Report on Form 8-K filed on September 7, 2006.

     * Current Report on Form 8-K filed on September 25, 2006.

     * Current Report on Form 8-K12G3 filed on October 10, 2006.

     * Current Report on Form 8-K filed on October 12, 2006.

     * Current Report on Form 8-K filed on October 12, 2006.

     * Current Report on Form 8-K filed on October 27, 2006.

     * Current Report on Form 8-K/A filed on November 9, 2006.

     * Quarterly Report on Form 10-Q filed on November 14, 2006, as amended by Form 10-Q/A filed on December 11, 2006.

     * Current Report on Form 8-K filed on December 1, 2006.

     * Current Report on Form 8-K filed on December 7, 2006.





     Upon receipt of an oral or written request we will provide, free of charge, to any person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Please direct your written requests to:

                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                          Attention: Investor Relations

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee are estimated:

Securities and Exchange Commission registration fee.............     $   1,251
Legal fees and expenses ........................................        10,000
Accounting fees                                                          2,500
Miscellaneous...................................................         1,249
                                                                     ---------

Total...........................................................     $  15,000
                                                                     =========

The above expenses will be borne by us.


Item 14.  Indemnification of Directors and Officers

     Under our Certificate of Incorporation and Bylaws, we are required to indemnify former and current directors and officers, and may indemnify employees and agents, but only if such person seeking indemnification has satisfied the statutory standard of conduct. To satisfy the statutory standard of conduct, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In addition, in any criminal action or proceeding, the person must also have had no reasonable cause to believe the person's conduct was unlawful. Regardless of standards of conduct, indemnification of expenses for directors and officers is mandatory under Section 145 of the Delaware General Corporation Law ("DGCL") to the extent they are successful on the merits in defending a proceeding. Under
Section 145 of the DGCL, in derivative suits (i.e., suits by or in the right of the corporation), indemnification is only available for expenses and attorneys' fees incurred in defending or settling a suit and only in circumstances where there has been no adjudication of monetary liability to the corporation.

     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent conduct in paying dividends or repurchasing or redeeming stock out of funds that are not lawfully available, in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derives an improper personal benefit.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Simtek.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

     From January 1, 2003 through June 30, 2006, we issued options to purchase approximately 1,102,519 shares of our common stock to our employees, consultants and directors with a range of exercise prices from $1.40 to $19.00 per share.

From January 1, 2003 through June 30, 2006, we issued approximately 303,850 shares of our common stock upon the exercise of stock options to our employees, consultants and directors. The options and common stock issued upon the exercise of options were issued in reliance on the exemption from registration provided by Rule 701 promulgated under the Securities Act as securities issued pursuant to certain compensatory benefit plans and contracts relating to compensation.

     On November 7, 2003, we closed a $1,500,000 equity financing with the RENN Capital Group. In exchange for the $1,500,000, we issued to the RENN Capital Group 165,201 shares of our common stock and warrants (with a 5-year term) to acquire 75,000 shares of our common stock. These warrants have 5-year terms and exercise prices of $12.50 per share for 37,500 shares and $15.00 per share for 37,500 shares. With respect to our November 7, 2003 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the RENN Capital Group are sophisticated, accredited investors, there was no general solicitation and the RENN Capital Group had access to material information of Simtek.

     On October 12, 2004, we received $2,500,000 from SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD in return for issuing 515,997 shares of our common stock and warrants to acquire 257,999 shares of our common stock. The warrants issued to SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD have 5-year terms and originally had an exercise price of $0.627 (pre-reverse split) per share (which was reduced to $0.265 (pre-reverse split) per share as of December 30, 2005 as a result of an agreement between us and such entities). Following the reverse split, the exercise price of these warrants has increased from $0.265 per share to $2.65 per share. In connection with the $2,500,000 equity financing, we issued to Merriman Curhan Ford & Co., the investment banking firm that advised us in such transaction, warrants to acquire 38,700 shares of our common stock. These warrants have a 5-year term and an exercise price of $6.27 per share. In addition, Merriman Curhan Ford & Co. received or is entitled to receive as commission (i) a cash payment of $187,500 (which equals 7.5% of the total amount of capital received by us from the sale of the common stock and the warrants in the transaction); and (ii) a cash payment equal to 7.5% of the capital received by us upon the exercise of the warrants issued to the investors (provided such exercise is within an applicable tail period). With respect to our October 12, 2004 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the purchasers are all sophisticated, accredited investors, there was no general solicitation and the purchasers had access to material information of Simtek.

     On May 5, 2005, we closed a share purchase agreement for a $4,000,000 private placement of 674,082 shares of our common stock and warrants to acquire 505,562 shares of our common stock with Cypress Semiconductor Corporation, as well as a production and development agreement with Cypress to jointly develop an "S8" 0.13-micron silicon-oxide-nitride-oxide-silicon (SONOS) nonvolatile memory production process. The production and development agreement also calls for Cypress to produce one or more Simtek products, as designated by Simtek, using the S8 process. The warrants have a 10-year term and had an exercise price of $7.772. With respect to our May 5, 2005 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as Cypress is a sophisticated, accredited investor, there was no general solicitation and Cypress had access to material information of Simtek.

     Harold Blomquist, our current President and Chief Executive Officer, purchased 20,000 shares of our common stock for $108,400 on May 19, 2005, and 27,500 shares of our common stock for $81,950 on November 9, 2005, in each case pursuant to Mr. Blomquist's employment agreement with us. We issued 15,000 shares of our common stock to Douglas Mitchell, our former President, Chief Executive Officer and Chief Financial Officer (acting), on June 15, 2005, and 5,000 shares of our common stock on November 25, 2005, in each case pursuant to the terms of his separation agreement with us. With respect to the issuances to Mr. Blomquist and Mr. Mitchell, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as each is or was an officer and director of Simtek, each is a sophisticated investor, each had access to material information of Simtek and there was no general solicitation.

     On June 28, 2005, we issued warrants to purchase 20,000 shares of our common stock to the RENN Capital Group in exchange for a waiver of certain provisions relating to the 7.5% convertible debentures issued to the RENN Capital Group in 2002. These warrants have 5-year terms and had an exercise price of $5.00 per share. With respect to our June 28, 2005 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the RENN Capital Group are sophisticated, accredited investors, there was no general solicitation and the RENN Capital Group had access to material information of Simtek.

     On December 30, 2005, we issued to ZMD 626,072 shares of our common stock as partial payment for the assets we acquired from ZMD pursuant to the Asset Purchase Agreement, dated December 7, 2005, between us and ZMD. With respect to our December 30, 2005 transaction with ZMD, we issued such securities in reliance upon Rules 506 and 901 promulgated under, and Section 4(2) of, the Securities Act, as ZMD is a sophisticated, accredited investor, there was no general solicitation and ZMD had access to material information of Simtek.

     On December 30, 2005, we issued, for an aggregate price of $11,000,000, the amounts of shares indicated to the following investors: Crestview Capital Master LLC (2,468,750 shares); Straus Partners, LP (78,125 shares); Straus GEPT Partners, LP (78,125 shares); Big Bend XXVII Investments, L.P. (1,437,500 shares); Toibb Investment LLC (1,187,500 shares); Michael Seedman (62,500 shares); RENN Capital Group (937,500 shares); and SF Capital Partners Ltd. (625,000 shares). In addition, on December 30, 2005, we issued a warrant to purchase 106,250 shares of our common stock to C. E. Unterberg, Towbin, the investment banking firm that advised us in the December 30, 2005 offering, as partial payment for such services. This warrant has a five-year term and an exercise price of $2.80 per share. With respect to our December 30, 2005 transaction with such purchasers and our issuance to C. E. Unterberg, Towbin, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the securityholders are all sophisticated, accredited investors, there was no general solicitation and the securityholders had access to material information of Simtek.

     On March 24, 2006, we issued a warrant to Cypress granting Cypress the right to purchase 1 million shares of our common stock and on June 30, 2006 we issued a warrant to Cypress granting Cypress the right to purchase 500,000 shares of our common stock, each at an exercise price per share of $7.50 with a term of 10 years. The aggregate amount of consideration received by us for the March 24, 2006 and June 30, 2006 warrants was certain pre-paid royalties and certain of Cypress' obligations under the License and Development Agreement, dated March 24, 2006, between us and Cypress. The issuance of the warrants was exempt from registration pursuant to Rule 506 promulgated under, and Section 4(2) of, the Securities Act of 1933, as amended, as Cypress is an accredited investor, there was no general solicitation and Cypress had access to material information of Simtek. We also agreed to issue an additional warrant to Cypress upon receipt of payment upon December 31, 2006, which warrant will give Cypress the right to purchase 500,000 shares of our common stock, at an exercise price per share of $7.50 with a term of 10 years from the date of issuance.

     On May 26, 2006, we issued to the following individuals, who are directors of Simtek, as compensation for serving as directors of Simtek under Simtek's standard compensation arrangement for directors, the following amounts of shares of Simtek common stock: Robert Keeley (3,376); Alfred Stein (3,376); Ronald Sartore (3,376); Robert Pearson (3,376); and Harold Blomquist (371), which shares, due to the nature of such issuances, were granted to the above-listed directors in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

     On May 26, 2006, we issued to the RENN Capital Group warrants to purchase a total of 20,002 shares of Simtek common stock, which warrants were granted in exchange for the agreement by such funds to subordinate to Wells Fargo their first priority security interest in Simtek's assets in connection with the $3.6 million revolving line of credit entered into by Simtek with Wells Fargo Bank on June 2, 2006. Also on May 26, 2006, Simtek issued to the RENN Capital Group warrants to purchase a total of 5,001 shares of Simtek common stock, which warrants were granted in exchange for the agreement by such funds to waive compliance by Simtek with certain covenants of the 7.5% convertible debentures. The May 26, 2006 warrants (which have a term of five years) have an exercise price of $3.30 per share. The May 26, 2006 warrants were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act, as each of such funds is an accredited investor, there was no general solicitation and each of such funds had access to material information of Simtek.

     On September 21, 2006, we closed a $4,555,000 equity financing, issuing the amounts of shares of common stock and warrants to purchase shares of common stock indicated to the following investors: RENN Capital Group and Premier RENN US Emerging Growth Fund Ltd. (506,332 shares and 75,952 warrants); Crestview Capital Master LLC (215,190 shares and 32,279 warrants); Big Bend XXVII Investments, L.P. (101,266 shares and 15,190 warrants); Straus Partners, LP (50,633 shares and 7,595 warrants); Straus GEPT Partners, LP (50,633 shares and 7,595 warrants); A.J. Stein Family Trust (25,317 shares and 3,798 warrants); A.J. Stein Family Partnership (25,317 shares and 3,798 warrants); Brian Stein (25,317 shares and 3,798 warrants); Toni Stein (12,659 shares and 1,899 warrants); Steven Hayes (50,633 shares and 7,595 warrants); Brian Alleman (31,646 shares and 4,747 warrants); John C. McComb (7,595 shares and 1,140 warrants); and SF Capital Partners Ltd. (50,633 shares and 7,595 warrants). The warrants issued have a term of five years and have an exercise price of $5.40 per share. With respect to our September 21, 2006 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act as all of the purchasers are sophisticated, accredited investors, there was no general solicitation and all of the purchasers had access to material information of Simtek.



Item 16.  Exhibits

Unless otherwise indicated, all exhibits listed below are incorporated herein by
--------------------------------------------------------------------------------
reference.
----------

2.1 Plan of Conversion of Simtek Corporation, a Colorado corporation, into Simtek Corporation, a Delaware corporation, dated October 4, 2006.(1)
3.1 Certificate of Incorporation for Simtek Corporation, a Delaware corporation.(1)
3.2     Bylaws of Simtek Corporation, a Delaware corporation.(1)
4.1     1987-I Employee Restricted Stock Plan.(2)
4.2 Form of Restricted Stock Agreement between the Company and Participating Employees.(2)
4.3 Form of Common Stock Certificate of Simtek Corporation, a Delaware corporation.(1)
4.4     Simtek Corporation 1991 Stock Option Plan.(3)
4.5 Form of Incentive Stock Option Agreement between the Company and Eligible Employees.(3)
4.6     1994 Non-Qualified Stock Option Plan.(4)
4.7     Amendment to the 1994 Non-Qualified Stock Option Plan.(5)
4.8 Q-DOT Group, Inc. Incentive Stock Option Plan of March 1994 adopted by Simtek (7)
4.9 Form of Q-DOT Group, Inc. Incentive Stock Option Agreement between the Company and Eligible Employees.(7)
4.10    Amendment to the 1994 Non-Qualified Stock Option Plan.(7)
4.11    Amendment to the 1994 Non-Qualified Stock Option Plan (15)
5.1     Opinion of Holme Roberts & Owen LLP *
10.1 Form of Non-Competition and Non-Solicitation Agreement between the Company and certain of its employees.(2)
10.2 Form of Employee Invention and Patent Agreement between the Company and certain of its employees.(2)
10.3 Manufacturing Agreement between Chartered Semiconductor Manufacturing, PTE, LTD. and Simtek Corporation dated September 16, 1992(5)
10.4 Separation Agreement, dated May 9, 2005, between Simtek Corporation and Douglas M. Mitchell(6)
10.5 Technology Development, License and Product Agreement between Amkor Technology and Simtek (8)
10.6 Manufacturing Services Agreement between Amkor Technology, Inc. and Simtek Corp (8)
10.7 Convertible Loan Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (9)
10.8 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and BSFSUS Special Opportunities Trust, PLC (9)
10.9 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. (9)

10.10 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital US Growth & Income Trust, PLC (9)
10.11 Borrowers Security Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (9)
10.12 Pledge Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders
        (9)
10.13 Technology Development, License and Product Agreement between Amkor Technology and Simtek - Amended September 2002 (10)

10.14 Assignment, dated February 21, 2003, of the Agreement(s) between Simtek Corporation and Amkor Technology, Inc.(11)

10.15 Securities Purchase Agreement between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth Investment Trust, PLC and BFSUS Special Opportunities Trust, PLC(12)

10.16   Form of $12.50 Stock Purchase Warrant(12)
10.17   Form of $15.00 Stock Purchase Warrant(12)
10.18 Amendment dated January 27, 2004 between Simtek Corporation and Baja Properties, LLC (Landlord) (together with amendment dated June 7, 2000 and underlying lease dated July 26, 2000) (13)
10.19 Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD (14)
10.20 Form of Warrant (attached as Exhibit A to Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD) (14)
10.21 Form of Registration Rights Agreement (attached as Exhibit B to Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD) (14)
10.22 Share Purchase Agreement, dated May 4, 2005, by and between the Company and Cypress Semiconductor Corporation (17)
10.23 Development and Production Agreement, dated May 4, 2005, by and between the Company and Cypress Semiconductor Corporation (17)
10.24 Escrow Agreement, dated May 4, 2005, by and among the Company, Cypress Semiconductor Corporation and U.S. Bank, National Association (17)
10.25 Stock Purchase Warrant, dated May 4, 2005, from the Company to Cypress Semiconductor Corporation (17)
10.26   Employment agreement by and between the Company and Harold Blomquist (6)
10.27 Waiver letter agreement, dated June 28, 2005, by and between the Company, Q-DOT, Inc., Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and BFS US Special Opportunities Trust PLC (18)
10.28 Asset Purchase Agreement, dated August 30, 2005, by and among Hittite Microwave Corporation, HMC Acquisition Corporation, the Company and Q-DOT, Inc. (19)
10.29 Escrow Agreement, dated August 30, 2005, by and among the Company, Q-DOT, Inc., Hittite Microwave Corporation, HMC Acquisition Corporation, and U.S. Bank, National Association (19)
10.30 Confidentiality, Non-Disclosure and Restrictive Covenant Agreement, dated August 30, 2005, by and among Hittite Microwave Corporation, HMC Acquisition Corporation, the Company and Q-DOT, Inc. (19)
10.31 Asset Purchase Agreement, dated December 7, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (20)
10.32 Form of License Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (20)
10.33 Form of Non-Competition and Non-Solicitation Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (20)
10.34 Form of Registration Rights Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (20)
10.35 Form of Securities Purchase Agreement, dated December 30, 2005, by and among the Company various purchasers (21)
10.36 Form of Registration Rights Agreement, dated December 30, 2005, by and among the Company and various purchasers (21)
10.37 License and Development Agreement, dated March 24, 2006, by and between the Company and Cypress Semiconductor Corporation (22)
10.38 Amended and Restated Registration Rights Agreement, dated March 24, 2006, by and between the Company and Cypress Semiconductor Corporation
        (22)
10.39 Employment Agreement, dated April 25, 2006, by and between the Company and Brian P. Alleman, (23)
10.40   Preliminary agreement between the Company and Ronald Sartore (24)

10.41 Account Purchase Agreement, effective June 2, 2006, by and between the Company and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (25)
10.42 Form of Securities Purchase Agreement, dated September 21, 2006, by and among the Company and various purchasers (26)
10.43 Form of Registration Rights Agreement, dated September 21, 2006, by and among the Company and various purchasers (26)
10.44 Form of Stock Purchase Warrant, dated September 21, 2006, by and among the Company and various purchasers (26)
10.45   Offer letter from the Company to Ronald Sartore, dated November 3, 2006
        (27)
13.1 Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by the Form 10-K/A filed on April 28, 2006 and the Form 10-K/A filed on December 11, 2006 (16) (28) (29)
23.1 Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
23.2    Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1
23.3 Consent of MAZARS Revision & Treuhandgesellschaft mbH, Independent Registered Public Accounting Firm
24.1    Power of Attorney *


--------------
*       Previously filed

(1) Incorporated by reference to the Company's Current Report on Form 8-K12G3 filed by the Company with the SEC on October 10, 2006
(2) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on November 19, 1990.
(3) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-46225) filed with the Commission on March 6, 1992.
(4) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 25, 1995
(5) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 27, 1996
(6) Incorporated by reference to the Form 8-K filed with the Commission on May 12, 2005
(7) Incorporated by reference to the Company's Form S-8 Registration Statement (Reg. No. 333-73794) filed with the Commission on November 20, 2001
(8) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2002
(9) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on August 13, 2002
(10) Incorporated be reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on November 8, 2002
(11) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2003
(12) Incorporated by reference from the Current Report on Form 8-K filed by the Company with the SEC on November 12, 2003
(13) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 4, 2004
(14) Incorporated by reference from the Current Report on Form 8-K filed by the Company with the Commission on October 12, 2004
(15) Incorporated by reference to the Company's Form S-8 Registration Statement (Reg. No. 333-1210005) filed with the Commission on December 7, 2004
(16) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on April 7, 2006
(17) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on May 10, 2005
(18) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on July 5, 2005
(19) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 6, 2005

(20) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on December 13, 2005
(21) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on January 3, 2006
(22) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on March 30, 2006
(23) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on May 1, 2006.
(24) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on May 30, 2006.
(25) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on June 8, 2006.
(26) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 25, 2006
(27) Incorporated by reference to the Company's Current Report on Form 8-K/A filed by the Company with the SEC on November 9, 2006
(28) Incorporated by reference to the Company's Annual Report on Form 10-K/A filed with the Commission on April 28, 2006
(29) Incorporated by reference to the Company's Annual Report on Form 10-K/A filed with the Commission on December 11, 2006



Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R.ss.230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on December 11, 2006.

                                   Simtek Corporation,
                                   a Delaware corporation

                                   By:   /s/Brian Alleman
                                       ---------------------------------
                                       Brian Alleman
                                       Secretary, Vice President and
                                       Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE
 * /s/Harold Blomquist
-----------------------------------------------------------
Harold Blomquist, Chairman,
Chief Executive Officer and President
December 11, 2006


  /s/Brian Alleman
-----------------------------------------------------------
Brian Alleman, Secretary, Vice President and Chief
Financial Officer
December 11, 2006


 * /s/Robert Keeley
-----------------------------------------------------------
Robert Keeley, Director
December 11, 2006


 * /s/Alfred Stein
-----------------------------------------------------------
Alfred Stein, Director
December 11, 2006


  *  /s/Ronald Sartore
-----------------------------------------------------------
Ronald Sartore, Director
December 11, 2006


   /s/Kimberley Carothers
-----------------------------------------------------------
Kimberley Carothers
Controller (Principal Accounting Officer)
December 11, 2006


* By /s/Brian Alleman, Attorney in Fact